Exhibit 10.3

[DATE], 2026

Dear Larry Botel:

On behalf of JOSS Realty REIT, Inc. (the “Company” or “JOSS”), I am pleased to extend an offer of employment for the position of Chief Executive Officer of JOSS reporting to the Board of Directors of JOSS on the terms herein (the “Letter”). You will be co-employed by JOSS and its professional employer organization.

1. Compensation.

a. Base Pay. In this regular full-time position, you will receive annual base pay in the amount of $175,000 USD (“Base Pay”). Your Base Pay will be payable pursuant to the Company’s regular payroll policy.

b. Bonus. You will be eligible to receive an annual bonus equal to one hundred percent (100%) of your Base Pay (“Bonus”) subject to the achievement of performance targets. The Bonus, to the extent earned, may be paid in cash, through the issuance of equity or equity-based compensation under the Equity Plan (as defined below), or a combination of both, as determined by the Board of Directors of JOSS (or subcommittee thereof) in its discretion.

c. Equity Awards. You will be eligible for awards under the JOSS Realty REIT, Inc. 2026 Equity Incentive Plan (the “Equity Plan”), as determined by the Board of Directors of JOSS (or subcommittee thereof) in its discretion.

2. Employee Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans available to other similarly situated employees of the Company, subject to the terms, conditions, limitations and any eligibility requirements imposed by such plans, as such plans may be amended, modified or terminated by the Company from time to time.

3. Severance. Upon your resignation for “Good Reason” or the termination of your employment by the Company other than for “Cause” (both as defined in the Equity Plan or in an award agreement issued to you thereunder), you shall be eligible to receive the Severance Amount (as defined below). The Severance Amount shall be paid in substantially equal installments over the twelve (12) month period immediately following your separation from service from the Company (including, its subsidiaries and affiliates) pursuant to the Company’s regular payroll policy and subject to your execution and nonrevocation of a release of claims on the Company’s standard form on or prior to the thirtieth (30th) calendar day following the date of your separation from service. The installment payments pursuant to this paragraph 3 (Severance) shall commence on the first payroll period following the effective date of such release of claims, and the initial installment shall include a lump-sum payment of all amounts accrued under this paragraph 3 (Severance) from the date of your separation from service through the date of such initial payment. The “Severance Amount” shall be equal to the sum of (i) your Base Pay and (ii) a bonus equal to one hundred percent (100%) of such Base Pay.

4. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any agreement in conflict with any of the provisions of this Letter or the Company’s policies. You agree that upon request by the Board, you will serve as an officer or director of the Company or any of its subsidiaries and affiliates without additional compensation.

5. General Obligations. As an employee, you will be required to adhere to the Company’s policies and procedures, which are established from time to time, including, but not limited to, confidential information.

6. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or no particular reason or cause. This Letter will become effective immediately prior to the initial public offering of the Company.

7. Cooperation. You agree that upon termination of employment for any reason, you will reasonably cooperate in assuring an orderly transition of all matters being handled by you and will assist in any litigation proceedings if reasonably requested by the Company.

8. Withholdings. All forms of compensation paid to you as an employee of the Company may be reduced by all applicable taxes and withholdings. Section 15(u) (Section 409A of the Code) of the Equity Plan shall be incorporated by reference in its entirety in this Letter.

9. Section 409A. The intent of the parties is that the payments and benefits under this Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Letter will be interpreted to be in compliance therewith. You agree that you will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Letter (including any taxes, interest and penalties under Section 409A), and the Company will not have an obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

Notwithstanding any other provision of this Letter, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of your termination of employment or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

10. Definitions. All references in this Letter to the “Company” or “JOSS” shall refer to JOSS Realty REIT, Inc. and/or any of its direct or indirect subsidiaries or affiliates, as appropriate.

11. Governing Law. This Letter shall be governed by the laws of the State of Maryland without regard to the conflict of laws.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

Very truly yours,
JOSS Realty REIT, Inc.

/s/
	By:	Larry McCulley
	Title:	Chief Operating Officer

ACCEPTED AND AGREED:

Larry Botel

/s/
Signature

Date: [DATE]

[Signature Page to Botel Offer Letter]

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